As filed with the Securities and Exchange Commission on April 5, 2017.

Registration No. 333-216727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETSHOES (CAYMAN) LIMITED

(Exact name of registrant as specified in its charter)

The Cayman Islands	5961	98-1007784
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rua Vergueiro 961, Liberdade

01504-001 São Paulo, São Paulo, Brazil

+55 11 3028-3528

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(800) 927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

S. Todd Crider, Esq. Grenfel S. Calheiros, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Copies to:	Nicolas Grabar, Esq. Francesca Odell, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common shares, nominal value US$0.0033 per common share	9,487,500	US$20.00	US$189,750,000.00	US$21,992.03

(1)	Includes common shares that may be purchased by the underwriters pursuant to an over-allotment option to purchase additional common shares. Also includes common shares initially offered and sold outside the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the common shares are first bona fide offered to the public. The common shares are not being registered for purposes of sales outside the United States.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Netshoes (Cayman) Limited has prepared this Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-216727) for the sole purpose of updating Exhibits 3.02, 4.01.02, 4.02, 5.01, 10.04, 23.01 and 23.02 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No change is made to the preliminary prospectus constituting Part I of the Registration Statement, and accordingly, such preliminary prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The registrant’s articles of association provide that each director or director of the registrant shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the indemnification agreements filed as Exhibits 10.09 to 10.16 to this registration statement, we have agreed to indemnify and hold harmless our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Also, the registrant expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

The form of underwriting agreement to be filed as Exhibit 1.01 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Title of Securities	Number of Securities	Consideration (in millions of US$)	Securities Registration Exemption
Various private equity investments funds and our founder	May 12, 2014	common shares	1,250,184	US$168,599,937.52	Regulation S and Section 4(a)(2) of the Securities Act
Various private equity investments funds	March 20, 2015	common shares	333,678	US$44,999,815.08	Regulation S and Section 4(a)(2) of the Securities Act
Various private equity investments funds	February 22, 2017	convertible notes	11	US$30,000,000.00	Regulation S and Section 4(a)(2) of the Securities Act

For further information, see “Certain Relationships and Related Party Transactions—Private Equity Placements.” In addition to the above, we also granted share options to our directors and employees. In 2014 and 2015, we granted an aggregate of 164,553 share options to our employees to purchase an aggregate of 164,553 common shares (after giving effect to the share split), in consideration of their past and future services to us. In 2016, we granted an aggregate of 132,000 share options to our employees to purchase an aggregate of 132,000 common shares (after giving effect to the share split), in consideration of their past and future services to us. In March 2017, we granted an aggregate of 127,500 share options to certain members of our senior management to purchase an aggregate of 127,500 common shares (after giving effect to the share split), in consideration of their past and future services to us. Such grants were exempt from the registration requirements of the Securities Act in reliance on Regulation S and Section 4(a)(2) of the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules.

(a) Exhibits: See Exhibit Index beginning on page II-5 of this Registration Statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules: All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the audited consolidated financial statements or related notes thereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of São Paulo, Brazil, on April 5, 2017.

NETSHOES (CAYMAN) LIMITED

By:	/s/ Marcio Kumruian
Name: Marcio Kumruian Title: Chief Executive Officer

By:	/s/ Leonardo Tavares Dib
Name: Leonardo Tavares Dib Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities indicated on April 5, 2017.

Name		Title

By:	/s/ Marcio Kumruian
Name: Marcio Kumruian		Chief Executive Officer (principal executive officer)

By:	/s/ Leonardo Tavares Dib
Name: Leonardo Tavares Dib		Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ Marcio Kumruian
Name: Marcio Kumruian		Director (Chairman)

By:	*
Name: Francisco Alvarez-Demalde		Director

By:	*
Name: Nilesh Lakhani		Director

By:	*
Name: Hagop Chabab		Director

By:	*
Name: Wolfgang Schwerdtle		Director

By:	*
Name: Nicolas Szekasy		Director

By:	/s/ Donald Puglisi
Name: Donald Puglisi		Authorized Representative in the United States

*By:	/s/ Marcio Kumruian
Name:	Marcio Kumruian
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.01†	Form of Underwriting Agreement.

3.01†	Third Amended and Restated Memorandum and Articles of Association of Netshoes (Cayman) Limited, dated March 20, 2015, as currently in effect.

3.02	Form of Fourth Amended and Restated Memorandum and Articles of Association of Netshoes (Cayman) Limited, effective upon completion of the offering.

4.01.01†

Fourth Amended and Restated Shareholders’ Agreement dated March 20, 2015 between Netshoes (Cayman) Limited, Marcio Kumruian, HCFT Holdings, LLC, Hagop Chabab, Tiger Global Private Investment Partners V, L.P., Tiger Global Private Investment Partners VI, L.P., Metal Monkey Trust, Scott Shleifer 2011 Descendants’ Trust, The Feroz Dewan 2010 GRAT IX, Dialvest, Ltd., Clemenceau Investments Pte. Ltd., Kaszek Ventures I, L.P., Kaszek Ventures I-A, L.P., Kaszek Ventures I-B, L.P., Kaszek Ventures I-C, L.P., ICQ Investments V L.P, ICQ Investments 16, L.P, Archy LLC, Riverwood Capital Partners II, L.P., Riverwood Capital Partners II (Parallel-B) L.P., Macro Continental, Inc., Boscolo Intervest Limited and International Finance Corporation, as currently in effect.

4.01.02	Form of Fifth Amended and Restated Shareholders’ Agreement to be executed between Netshoes (Cayman) Limited, CDK Net Fund IC, HCFT Holdings, LLC, Hagop Chabab, Tiger Global Private Investment Partners V, L.P., Tiger Global Private Investment Partners VI, L.P., Metal Monkey Trust, Scott Shleifer 2011 Descendants’ Trust, The Feroz Dewan 2010 GRAT IX, Nicolas Szekasy, Clemenceau Investments Pte. Ltd., Kaszek Ventures I, L.P., Kaszek Ventures I-A, L.P., Kaszek Ventures I-B, L.P., Kaszek Ventures I-C, L.P., ICQ Investments V L.P., ICQ Investments 16, L.P., Archy LLC, Riverwood Capital Partners II, L.P., Riverwood Capital Partners II (Parallel-B) L.P., Macro Continental, Inc., Boscolo Intervest Limited and International Finance Corporation, effective upon completion of the offering.

4.02	Policy Agreement dated March 20, 2015 between Netshoes (Cayman) Limited and International Finance Corporation, and the amendment thereto dated February 22, 2017.

4.03†

English translation of the Second Debenture Deed for the distribution of secured non-convertible debentures of NS2.com Internet S.A. dated March 19, 2015 between NS2.com Internet S.A. and Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A. (Instrumento Particular de Escritura da Segunda Emissão de Debêntures Simples, Não Conversíveis em Ações, em Série Única, da Espécie com Garantia Real, para Distribuição Pública com Esforços Restritos de Colocação, da NS2.com Internet S.A.).

4.04†	Note Purchase Agreement dated February 22, 2017 between Netshoes (Cayman) Limited and Tiger Global Private Investment Partners V, L.P., Tiger Global Private Investment Partners VI, L.P., Archy LLC, Clemenceau Investments Pte. Ltd., Riverwood Capital Partners II, L.P., Riverwood Capital Partners II (Parallel-B) L.P., Macro Continental, Inc., Boscolo Intervest Limited, International Finance Corporation, CDK Net Fund IC and HCFT Holdings, LLC, as currently in effect (including form of convertible promissory note).

5.01	Opinion of Campbells as to the validity of the common shares issued by Netshoes (Cayman) Limited and certain Cayman Islands law matters.

10.01†

English translation of the Lease Assignment and Affirmation of Debt Agreement dated June 1, 2009 between PMG Administradora de Bens Ltda., Montecchio do Brasil Empreendimentos Imobiliários Ltda., Argos Armazéns Gerais Ltda., Argos Transportes Ltda., NS2.com Internet Ltda., Zareh Chabab and Ovsanna Chabab, and of the First Amendment thereto dated April 10, 2013 between PMG Administradora de Bens Ltda. and NS2.com Internet S.A., and of the Second Amendment thereto dated April 2, 2014 between Uittorenen do Brasil Participações Ltda. and NS2.com Internet S.A. (Instrumento Particular de Cessão de Locação e de Confissão de Dívida).

Exhibit No.	Description

10.02†

English translation of the Lease Agreement of a Custom-Built Property dated November 5, 2014 between FW2 Logística e Empreendimentos Imobiliários S.A., NS2.com Internet S.A. and RCA Gerenciamento e Fiscalização Ltda., and the First Amendment thereto dated November 4, 2015 (Instrumento Particular de Contrato de Locação de Imóvel Sob Medida e Outras Avenças).

10.03†

English translation of the Non-Residential Lease Agreement dated September 18, 2012 between CCG Empreendimentos Ltda. and NS2.com Internet S.A., of the First Amendment thereto dated October 18, 2012, of the Second Amendment thereto dated May 31, 2015, and of the Third Amendment thereto dated October 23, 2015 (Instrumento Particular de Contrato de Locação de Imóvel para Fins Não Residenciais).

10.04

English translation of the Agreement for Construction and Lease of an Office and Warehouse Building dated December 19, 2013 between Maro Frama S.A. and NS3 Internet S.A. (Contrato), as supplemented by a real estate lease offer (Oferta de Locación de Inmueble) dated as of March 1, 2017.

10.05†	English summary of the Logistics Services Agreement dated January 1, 2016 between NS4.com Internet, S.A. de C.V. and Onelogistic, S.A. de C.V. (Contrato de Prestación de Servicios Logísticos).

10.06†

English translation of the Hosting Services Agreements dated October 21, 2016 between NS2.com Internet S.A. and UOL Diveo Tecnologia Ltda (Pedido de Compra/Contrato Nº 16-03868; Pedido de Compra/Contrato Nº 16-03869).

10.07†	Netshoes (Cayman) Limited 2012 Share Plan, adopted on April 16, 2012.

10.08†	English translation of the Non-Compete Agreement dated December 23, 2009 between NS2.com Internet S.A. and Marcio Kumruian (Acordo de Não-Competição)

10.09†	Indemnification Agreement dated May 21, 2012 between Netshoes (Cayman) Ltd. and Marcio Kumruian.

10.10†	Indemnification Agreement dated May 21, 2012 between Netshoes (Cayman) Ltd. and Hagop Chabab.

10.11†	Indemnification Agreement dated November 13, 2012 between Netshoes (Cayman) Ltd. and Nicolas Szekasy.

10.12†	Indemnification Agreement dated May 1, 2013 between Netshoes (Cayman) Ltd. and Nilesh Lakhani.

10.13†	Indemnification Agreement dated May 12, 2014 between Netshoes (Cayman) Ltd. and Wolfgang Schwerdtle.

10.14†	Indemnification Agreement dated March 20, 2015 between Netshoes (Cayman) Ltd. and Francisco Alvarez-Demalde.

10.15†	Indemnification Agreement dated May 21, 2012 between Netshoes (Cayman) Ltd. and Graciela Kumruian Tanaka.

10.16†	Indemnification Agreement dated December 1, 2016 between Netshoes (Cayman) Ltd. and Leonardo Tavares Dib.

10.17†	Management Rights’ Agreement dated March 20, 2015, between Netshoes (Cayman) Limited, Riverwood Capital Partners II, L.P. and Riverwood Capital Partners II (Parallel-B) L.P.

14.01†	English Translation of the Code of Ethics (Código de Ética).

21.01†	List of Subsidiaries of the Registrant.

23.01	Consent of KPMG Auditores Independentes — Independent Registered Public Accounting Firm.

23.02	Consent of Campbells (included in Exhibit 5.01).

Exhibit No.	Description

23.03†	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados.

24.01†	Powers of Attorney (included on signature page to the Registration Statement).

99.1†	Consent of Frederico Brito e Abreu as director nominee.

99.2†	Consent of Ricardo Knoepfelmacher as director nominee.

†	Previously filed.